Exhibit 1(b)
REGENCY CENTERS CORPORATION
AMENDMENT NO. 2 TO THE
EQUITY DISTRIBUTION AGREEMENT
February 24, 2015

Jefferies LLC
520 Madison Avenue
New York, NY 10022

Ladies and Gentlemen:
Reference is made to the Equity Distribution Agreement, dated August 6, 2013, as amended March 4, 2014 (the “Agreement”), among Regency Centers Corporation, a Florida corporation (the “Company”), Regency Centers, L.P., a Delaware limited partnership (the “Partnership”), and Jefferies LLC (the “Manager”). In consideration of the mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Partnership and the Manager hereby agree to enter into this Amendment No. 2 to the Agreement, dated the date hereof (the “Amendment No. 2”), with the purpose of, among other things, changing the period for restrictions on offers and sales, and modifying the waiver permitted on Representation Dates.
SECTION 1.Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

SECTION 2.Amendment of the Agreement.

(a)On and after the Amendment Effective Date, Section 6(g), Period for Restrictions on Offers and Sales, shall be as follows:

(g)    Period for Restrictions on Offers and Sales. Notwithstanding any other provision of this Agreement, the Company shall not offer, sell or deliver, or request the offer or sale of, any Securities and, by notice to Jefferies LLC given by telephone (confirmed promptly by facsimile transmission or email), shall cancel any instructions for the offer or sale of any Securities, and Jefferies LLC shall not be obligated to offer or sell any Securities, (i) during any period in which the Company is in possession of material non-public information, or (ii) except as provided in Section 6(h), at any time during the period commencing on the 10th business day prior to the date (each, an “Announcement Date”) on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files (a “Filing Time”) a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement.
(b)On and after the Amendment Effective Date, Section 7(o), Representation Dates; Certificate, shall be as follows:

(o)    Representation Dates; Certificate. On or prior to the date that the first Securities are sold pursuant to the terms of this Agreement and:
(1)    each time the Company:
(i)    files the Prospectus relating to the Placement Securities or amends or supplements the Registration Statement (other than a prospectus supplement relating solely to an offering of securities other than the Placement Securities) or the Prospectus relating to the Placement Securities by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Securities;
(ii)    files an annual report on Form 10-K under the
Exchange Act;
(iii)    files a quarterly report on Form 10-Q under the
Exchange Act; or
(iv)    files a current report on Form 8-K containing amended financial information (other than an earnings release, to “furnish” information pursuant to Item 2.02 or 7.01 of Form 8-K) under the Exchange Act; and
(2)    at any other time reasonably requested by Jefferies LLC (each such date of filing of one or more of the documents referred to in clause (1)(i) through (iv) and any time of request pursuant to this Section 7(o) shall be a “Representation Date”), the Company shall furnish Jefferies LLC with a certificate, in the form attached hereto as Exhibit F within three (3) Trading Days of any Representation Date. The requirement to provide a certificate under this Section 7(o) shall be waived for any Representation Date occurring at a time at which no Placement Notice (as amended by the corresponding Acceptance, if applicable) is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Securities following a Representation Date when the Company relied on such waiver and did not provide Jefferies LLC with a certificate under this Section 7(o), then before the Company delivers the Placement Notice or Jefferies LLC sells any Placement Securities, the Company shall provide Jefferies LLC with a certificate, in the form attached hereto as Exhibit F, dated the date of the Placement Notice.
SECTION 3.Effectiveness. This Amendment No. 2 shall become effective as of the date hereof (the “Amendment Effective Date”). Upon the effectiveness hereof, all references in the Agreement to “this Agreement” or the like shall refer to the Agreement as further amended hereby.

SECTION 4.Counterparts. This Amendment No. 2 may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

SECTION 5.Law; Construction. THIS AMENDMENT NO. 2 AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS AMENDMENT NO. 2 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.Entire Agreement. This Amendment No. 2 and the Agreement as further amended hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof. Except as further amended hereby, all of the terms of the Agreement shall remain in full force and effect and are hereby confirmed in all respects.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Manager, the Company and the Partnership in accordance with its terms.

Very truly yours,
REGENCY CENTERS CORPORATION By: /s/ Lisa Palmer Name: Lisa Palmer Title: Executive Vice President and Chief Financial Officer
REGENCY CENTERS, L.P. By: Regency Centers Corporation, its general partner By: /s/ Lisa Palmer Name: Lisa Palmer Title: Executive Vice President and Chief Financial Officer

CONFIRMED AND ACCEPTED, as of the date
first above written:
JEFFERIES LLC

By: /s/ Michael Judlowe
Name: Michael Judlowe
Title: Managing Director-Equity Capital Markets